Exhibit 99.1

SUPERCONDUCTOR TECHNOLOGIES UNDERWRITERS
EXERCISE OPTION FOR 3,000,000 ADDITIONAL SHARES OF COMMON STOCK

SANTA BARBARA, June 15, 2004 —Superconductor Technologies Inc. (Nasdaq: SCON) (“STI”) announced today that the underwriters of its recent offering of 20,000,000 shares of common stock have exercised in full their option to purchase an additional 3,000,000 common shares to cover over-allotments. The underwriters’ exercise of their option brings the total offering size to $18.4 million. Including the proceeds from the exercise of the over-allotment option, the net proceeds of the offering to STI will be approximately $16.8 million.

The offering was led by Needham & Company, Inc. and co-managed by Merriman Curhan Ford & Co. Copies of the final prospectus supplement and accompanying prospectus may be obtained from Needham & Company, Inc., 445 Park Avenue, New York City, New York 10022, (212) 371-8300.

This press release is neither an offer to sell nor the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction. The offering may be made only by means of a prospectus supplement and the accompanying prospectus. All of the shares of common stock are being offered by STI pursuant to an effective registration statement previously filed with the Securities and Exchange Commission.

About Superconductor Technologies Inc.

Superconductor Technologies Inc., headquartered in Santa Barbara, CA, is the global leader in developing, manufacturing, and marketing superconducting products for wireless networks. STI’s SuperLink™ Solutions are proven to increase capacity utilization, lower dropped and blocked calls, extend coverage, and enable higher wireless transmission data rates. SuperLink™ Rx, the company’s flagship product, incorporates patented high-temperature superconductor (HTS) technology to create a cryogenic receiver front-end (CRFE) used by wireless operators to enhance network performance while reducing capital and operating costs.

Almost 4,000 SuperLink Rx systems have been shipped worldwide, logging in excess of 47 million hours of cumulative operation. In 2002 and 2003, STI was named to Deloitte & Touche’s prestigious Los Angeles Technology Fast 50 program, a ranking of the 50 fastest-growing technology companies in the Los Angeles area.

SuperLink is a trademark of Superconductor Technologies Inc. in the United States and in other countries. For information about STI, please visit www.suptech.com.

Contact For further information please contact: Martin McDermut, Senior Vice President, Chief Financial Officer of Superconductor Technologies Inc., +1-805-690-4500, mmcdermut@suptech.com; or Investor Relations, Lillian Armstrong, invest@suptech.com, or Moriah Shilton, both of Lippert / Heilshorn & Associates, +1-415-433-3777, for Superconductor Technologies Inc.

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